Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to Chindata Group Holdings Limited 2020 Share Option Plan of our report dated April 10, 2020 (except for Note 20, as to which the date is September 23, 2020), with respect to the consolidated financial statements of Chindata Group Holdings Limited included in its Registration Statement (Form F-1 No. 333-248658) and related Prospectus of Chindata Group Holdings Limited, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China

January 6, 2021